EXHIBIT 99.1

                                                           For Immediate Release

                                                             Contact: Stan Smith
                                                                  (954) 627-5021

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              FLORIDA PANTHERS HOLDINGS, INC. RAISES $40.3 MILLION
                             FROM PRIVATE PLACEMENT

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         Fort  Lauderdale,  Florida  (February  12,  1999)  -  Florida  Panthers
Holdings, Inc. (NYSE:PAW) today announced that it has sold 4,022,500 shares of its Class A common stock to certain institutional investors in connection with a private placement. The stock was purchased at a price of $10.25 per share. The Company expects to receive net proceeds of approximately $40.3 million after payment of fees, commissions and expenses. The net proceeds will be used to retire a portion of the Company's short-term indebtedness and for general corporate purposes.

         The securities offered in this transaction have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Act or an applicable exemption therefrom. This communication shall not constitute an offer to sell or the solicitation of an offer to buy common stock of Florida Panthers Holdings, Inc.

         Florida Panthers Holdings, Inc. owns luxury resort properties in Florida and Arizona. The Company's resort portfolio includes the Boca Raton
Resort & Club, the Arizona Biltmore Hotel, the Registry Hotel at Pelican Bay, the Edgewater Beach Hotel, the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and the Grande Oaks Golf Club. The Company also owns the Florida Panthers Hockey Club, the operations of two ice skating rinks and interests in the operations of the National Car Rental Center, located in Broward County, Florida, and the Miami Arena.

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